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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Odetics, Inc. for the registration of 20,181 shares of its Class A Common Stock and to the incorporation by reference therein of our report dated May 15, 2000, except for the last paragraph of Note 15 as to which the date is June 12, 2000, with respect to the consolidated financial statements and schedule of Odetics, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2000, filed with the Securities and Exchange Commission.

                                    /S/ ERNST & YOUNG LLP

Orange County, California
June 27, 2000